Exhibit 10.3
GOLD SILVER S.A.R.L.
(to be renamed Nightwatch Investments S.A.R.L)
Société à responsabilité limitée
Share Capital: EUR 1,320,750
Registered Office: 5, Place du Theatre, L-2613 Luxembourg, Grand Duchy of Luxembourg
RCS Luxembourg: B 103.553
TERMS AND CONDITIONS OF NON-CONVERTIBLE “B” PREFERRED EQUITY CERTIFICATES
(Dated 9 September 2005)
1.	AUTHORISATION FOR PREFERRED EQUITY CERTIFICATES

1.1	By resolutions dated 8 September 2005, the board of managers (the “Board”) of GOLD SILVER S.A.RL. (the “Company”), a company incorporated for an unlimited duration on 4 October 2004 under the laws of Luxembourg, governed by its articles of association in effect as of the date hereof and published in Memorial C Recueil Spécial des Sociétés et Associations number C N° 1291 on 16 December 2004 (the “Articles”), has decided to issue one hundred thirty million seven hundred fifty four thousand three hundred twenty- five (130,754,325) non-convertible “B” preferred equity certificates having a nominal amount of one Euro (BUR 1) each (hereafter collectively referred to as the ““B” PECs” and individually as a ““B” PEC”).

1.2	The “B” PECs shall be denominated in EUR. Each PEC shall be issued in registered form, the “B” PECs holders being listed in a register (the “Register”) to be held at the registered office of the Company.

2.	DEFINITIONS

As used in this document, the following terms shall have the following meaning

“A” PECs means the debt instruments issued by the Company under the Terms and Conditions of Non-Convertible “A” Preferred Equity Certificates on or about the date hereof.

Accrual Period means each period from, and including, one Payment Date to, but excluding, the next following Payment Date, except for the Initial Accrual Period that will commence on, and include the Date of Issuance and except for the final Accrual Period that will terminate on the date immediately preceding the Redemption Date.

Applicable Rate means the interest rate equal to 6,80%.-per annum calculated on the basis of the actual number of days elapsed and a three hundred and sixty-five (365)day year.

Board means the board of managers of the Company, as appointed from time to time by the shareholders of the Company.

Business Day means a day (other than a Saturday or a Sunday) on which banks generally are open in Luxembourg for a full range of business.

Certificate means the certificate for “B” PECs in the form of Schedule 1.

Date of Issuance means 9 September 2005.

Document means these terms and conditions of PECs document (including the Schedules thereto) as it may be amended, supplemented, varied or acceded to from time to time.

Initial Accrual Period means the period from and including the Date of Issuance up to but excluding the Initial Payment Date.

Initial Payment Date means 31 December 2005.

Insolvent means the situation where the Company faces bankruptcy (faillite), voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de faillte), reprieve from payment (sursis de paiement), controlled management (gestion contrôleé), fraudulent conveyance (actio pauliana), general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally. The “B” PECs will be regarded as obligations of the Company for the purpose of computing the Company’s insolvency.

Intercreditor Deed means the deed dated 11 July 2005 (as amended and/or on 11 July 2005, 17 August 2005 and as further amended and/or restated from time to time) and made among, inter alios, Nachtwache Acquisition GmbH as bidco, the companies named therein as original obligors, CIBC World Markets plc as mezzanine agent and documentation agent. Deutsche Bank AG London as senior agent and security agent, the financial and other institutions named therein as original senior lenders, original tranche D lenders and original mezzanine lenders and certain other parties named therein.

Liquidation means the event of any voluntary or involuntary liquidation, bankruptcy, dissolution or winding up of the affairs of the Company.

Mandatory Redemption Date means the date of Liquidation of the Company or, no Liquidation has occurred prior to the Maturity Date, the Maturity Date.

Maturity Date means forty-nine (49) years after the Date of Issuance.

Nightwatch means Nightwatch Holdings S.A., a public limited liability company. incorporated under the laws of the Grand Duchy of Luxembourg on 20 May 2005, having its registered office at 5, Place du Theatre, L-2613 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg register of commerce and companies under n° B 108.466.

Nominal Value means with respect to each outstanding PEC, EUR 1 (1 Euro).

Ordinary Shares means each issued ordinary share of the Company, as stated in the Articles, whether issued on the date hereof or in the future as required or provided for by the Shareholders Investment Agreement and any agreement referred therein.

Payment Date means the last day of December of each year.

Person means any individual, partnership, limited liability company, corporation, trust, unincorporated organisation, custodian, nominee or any other individual or entity in its own or in any representative capacity.

Redemption Date means the Mandatory Redemption Date or the Optional Redemption Date as defined in Clause 4.2.

Redemption Price means with respect to any “B” PEC, the sum of (i) Nominal Value for each outstanding “B” PEC that will be redeemed, plus (ii) any Yield accrued but not paid.

Shareholders Investment Agreement means the investment and shareholders agreement regarding Investments in the Company entered into between the Company and the other Parties (as defined in that Shareholders Investment Agreement) dated on or about the date of the document, as it may be amended or restated from time to time.

Subordinated Securities means (i) all of the Ordinary Shares and (ii) warrants or any form of equity securities giving right, directly or indirectly, to subscribe or acquire shares in the Company.

Transfer means the transfer in whatever form, including any assignment, encumbrance or the granting of any interest or right or claim to, of all or part of the “B” PECs. For the purpose of this Document, a Transfer shall include any direct or indirect transfer of control over or of a “B” PECs holder such as transfer of shares or other ownership interest in a “8” PECs holder, or merger or demerger involving a “B” PECs holder.

Yield means for each Accrual Period, the fixed Yield determined under Clause 3.
3.	YIELD

3.1	Subject to the terms of the Intercreditor Deed, each “B” PEC shall carry the right to receive a Yield payable by the Company in respect of any Accrual Period ending immediately before each Payment Date of an amount equal to the product of the Applicable Rate and the Nominal Value;

3.2	If a Payment Date would otherwise fall on a day which is not a Business Day, that Payment Date will instead fall on the following Business Day.

3.3	To the extent that the Company receives distributions in kind. the Board may in it sole discretion either (i) pay the Yield in kind to the holders of “B” PECs, or (ii) offer the holders of “B” PECs the right to elect to receive cash or in kind payments in connection therewith and, following such election, may (but shall not be required to) make a payment to some holder of “B” PECs in cash and to others in-kind.

3.4	Yield shall accrue daily on the basis of a three hundred sixty-five (365) day year. For the avoidance of doubt, capitalization of Yield shall not occur.

3.5	The unpaid Yield shall be due and payable on each Payment Date except as provided in Clause 4, but only when the payment has been declared by the Board, which will occur if the Company, after payment of or provisions for any other ordinary creditors, privileged, secured or unsecured, has available funds net of cost and tax resulting from any payments made by its subsidiaries (including but not limited to the payment of dividends but excluding any payments under shareholder loans granted to its subsidiaries), any payments resulting from the proceeds of a sale of its subsidiaries or any payments resulting from a sale by the Company of all or some of the shares of its subsidiaries.

4.	REDEMPTION

4.1	Subject to the terms of the Intercreditor Deed, the “B” PECs shall be redeemed upon the following events: (i) at the option of the Company (as described in Clause 4.2 hereunder) or (ii) the passing of the Mandatory Redemption Date.

4.2	Redemption at the option of the Company
4.2.1	Upon a 5 (five) Business Days prior notice to the holders of “B” PECs, the Company may elect to redeem any or some “B” PECs held by the holder at the sole discretion of the Board. Such notice shall indicate the date at which the “B” PECs shall be redeemed (the “Optional Redemption Date”) and the number of “B” PECs to be redeemed.

4.2.2	In case of Optional Redemption, the Company shall redeem the “B” PECs at the Redemption Price.

4.2.3	In case of partial redemption, the Company shall redeem pro rata as to all holders of “B” PECs.
4.3	Mandatory Redemption

In case of Mandatory Redemption, the Company shall redeem all of the then outstanding “B” PECs at the Redemption Price.

4.4	General conditions of Redemption
4.4.1	On the Redemption Date, the Company shall redeem all (or some) of the then outstanding “B” PECs at the Redemption Price only if (i) the Company is not immediately before and after giving effect to such payment Insolvent, (ii) such payment will not violate any covenant contained in or result in a default under any agreement or other financial obligation of the Company and (iii) in case of voluntary Liquidation of the Company, with the prior written consent of the holders representing 50% of the aggregate Nominal Value of the “B” PECs.

4.4.2	For purposes of Clause 4.4.1 neither the voluntary sale, conveyance, exchange or transfer (for cash, shares, stock, securities or other consideration) of all or substantially all the property or assets of the Company nor the consolidation or merger of the Company with one or more corporations shall be deemed to be a

Liquidation unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a winding up of the business of the Company or pursuant to an arrangement with creditors.

4.4.3	Subject to the terms of the Intercreditor Deed, each holder of “B” PECs shall receive an amount equal to the Redemption Price.

4.4.4	Subject to stricter legal constraints and subject to the terms of the Intercreditor Deed, the Redemption Price shall be paid to the holders of “B” PECs within 10 (ten) Business Days after the Redemption Date upon surrender of the Certificate, when appropriate.

4.4.5	The Redemption Price shall be paid to the holders o[“B” PECs as recorded in the Register ultimately on Redemption Date or, in case the redemption is resulting from the Liquidation of the Company, the date on which the liquidation of the Company shall be completed.

4.4.6	Subject to the terms of the Intercreditor Deed, the Redemption Price due and not paid on the Redemption Date will accrue Yield at the Applicable Rate beginning on and including the Redemption Date.
5.	REPAYMENT OF “B” PECS

Subject to the terms of the Intercreditor Deed, 10 the extent practicable and permitted under applicable law, the Company may elect, from time to time to reduce the Nominal Value of the “B” PECs, in which case the Board shall so notify the holders of “B” PECs the amount of such reduction in Nominal Value on the date of such election, and shall distribute the amount of such reduction in Nominal Value among the holders of “B” PECs on the next Payment Date or at any other date that the Board may consider to be appropriate in its sole discretion.

6.	WITHHOLDING TAXES

All payments on the “B” PECs shall be made free and clear of withholding taxes imposed by any taxing jurisdiction, unless the withholding of such tax is compelled by law.

7.	FORM OF THE “B” PECS. ISSUANCE AND EXCHANGE OF CERTIFICATES

7.1	All “B” PECs shall be issued in registered form. The name and address of the holder of each certificate representing an “B” PEC will be registered in the Register by the Company. Except as expressly required by law, the Person in whose name the “B” PECs stand in the Register shall be deemed to be the full and undivided owner and record holder thereof for all purposes.

7.2	Upon request of the holder of record of the “B” PECs, the Company shall, at the cost of such. holder, issue a Certificate evidencing one or more “B” PECs. In case such Certificate evidences more than one “B” PEC, the Company shall upon request of the holder of record replace, at the cost of such holder, such Certificate by new Certificates evidencing one or more “B” PECs.

7.3	Each holder of record shall promptly notify the Company of any mutilation, loss, theft, or destruction of any Certificate or Certificates evidencing any “‘B” PECs of which it is the record holder. The Company may, in its discretion, issue a Dew Certificate in place of any Certificate theretofore issued by it and alleged to have been mutJ1ated, lost, stolen or destroyed, upon satisfactory proof of such mutilation, loss, theft or destruction.

8.	GENERAL TERMS AND COND1TIONS OF “B” PECS

8.1	Ranking

Subject to the terms of the Intercreditor Deed as provided for in Clause 9, the “B” PECs shall rank pari passu to the “A” PECs and give entitlement to the same rights to their holders but shall rank senior to all Subordinated Securities and shall rank junior to all other present and future obligations of the Company whether secured or unsecured.

8.2	Voting Rights

The holders of record of the “B” PECs shall not be entitled to any voting rights in respect of the Company by reason of their ownership of the “B” PECs and have no right to participate, directly or indirectly, in the management of the Company.

8.3	Transfer procedure and restrictions
8.3.1	The “B” PECs shall at all times be held by the holders of the Ordinary Shares, in proportion to the ownership by such holders of the Ordinary Shares, and a Person cannot become holder of “B” PECs unless becoming at the same time shareholder of the Company.

8.3.2	Subject to compliance with legal requirements and the Articles, a holder of “B” PECs is authorised to make a Transfer of all or part of its “B” PECs only to the extent that the Transfer is permitted by the Shareholders Investment Agreement and the Intercreditor Deed. No transferee shall have the right to have the “B” PECs transferred to it unless and until all the conditions in relation to the Transfer of the Ordinary Shares and the “B” PECs as stated in the Shareholders Investment Agreement, the Intercreditor Deed or in the Articles are satisfied.

8.3.3	Any transfer by a holder of “B” PECs shall only be valid if such holder validly transfers a corresponding proportion of its Ordinary Shares to the same transferee.

8.3.4	Each transferor of “B” PECs agrees that it will pay all reasonable expenses, including attorneys’ fees and expenses, incurred by the Company in connection with a Transfer of “B” PECs held by such holder, except to the extent that the transferee thereof agrees to bear such expenses, and agrees to execute and deliver such documentation as the Board or legal counsel to the Company may deem advisable and shall request in connection with any proposed Transfer.

8.3.5	Any Transfer not made in accordance with Clause 8 shall not be valid. Binding and enforceable against the Company. Furthermore, any Transfer shall not be valid against the Company until the Company has received a letter signed by the transferor of “B” PECs and the transferee.
9.	INTERCREDITOR DEED

9.1	The rights of a “B” PECs holder to receive payments of Yield and/or principal amount in respect of this Document and to enforce such payment is subject in all respects to the provisions of the Intercreditor Deed.

9.2	No transfer of all or part of the “B” PECs shall be registered unless the transferee (if not already a party thereto) has first adhered to the Intercreditor Deed then in force if and to the extent thereby required.

10.	GOVERNING LAW AND JURISDICTION

This Document shall be subject to the laws of Luxembourg and the Parties expressly accept the exclusive jurisdiction of the courts and tribunals of the city of Luxembourg to settle any dispute arising in relation to this Document.
The Company has caused this Document to be executed by its duly authorised representative.

GOLD SILVER S.A.R.L.
/s/ Delphine Tempe
Name: Delphine Tempé
Title: Manager

SCHEDULE 1
FORM OF CERTIFICATE FOR “B” PECs
GOLD SILVER S.A.R.L.
Société à responsabilité limitée
Share Capital: EUR [.]
Registered Office: 5, Place du Theatre, L-2613 Luxembourg, Grand Duchy of Luxembourg
RCS Luxembourg: B 103.553
CERTIFICATE NUMBER: [**]
On [*] September 2005,
GOLD SILVER S.AR.L. (the “Company”), a company incorporated for an unlimited duration on 4 October 2004 under the laws of Luxembourg, governed by its articles of association in effect as of the date hereof and published in Memorial C Recueil Spécial des Sociétés et Associations number [.] (the “Articles”)
Its constitutional documents are filed with the Luxembourg register of commerce and companies and are available to any interested person who, by requesting in writing, can obtain a full copy thereof.
The Articles have been amended by
[.]; and
;
This certificate (the “Certificate”) is issued in respect of [**] (**) non-convertible preferred equity certificates having a Nominal Value of Euro [**] each (hereafter collectively referred to as the ““B” PECs” and individually as an ‘B” PEC”) issued by the Company pursuant to the terms and conditions as attached thereto.
This Certificate certifies that [name of a “B” PECs holder], a company, having its registered office at [**] and registered with [**] under number [**], is at the date hereof registered in the register of “B” PECs (the ““B” PECs Register”) maintained by the Company at its registered office as the duly registered holder (the “Registered Holder”) of [**]“B” PECs represented hereby and issued by the Company pursuant to resolutions of the Board dated [.] September 2005, and constituted by the terms and conditions attached thereto.
Exchange or transfers of the “B” PECs represented by this Certificate shall be made only in accordance with Clauses 7 and 8.3 of the attached terms and conditions.

The “B” PECs are subject to the term of the Intercreditor Deed in accordance with Clause 9 of the attached terms and conditions.
This Certificate is evidence of entitlement only and is not a document of title. Entitlements are determined by the “B” PECs Register and only the Registered Holder is entitled to payment in respect of the “B” PECs represented hereby. Title to the “B” PECs represented by this Certificate shall pass by registration in the Register.
The statements in the attached terms and conditions are an integral part of the terms of this Certificate and by acceptance thereof, each holder of this Certificate agrees to be subject to and bound by the provisions set forth in such terms and conditions.
This Certificate is governed by, and shall be construed in accordance with, Luxembourg law.
GOLD SILVER S.A.R.L.
By:
Name: [*]
Title: Manager

To:
GOLDSILVER S.A.R.L
5. Place du Theatre
L-2613 Luxembourg
Grand Duchy of Luxembourg
R.C.S.L. B. 103.553
To the attention of the Board of Managers
7 September 2005
Dear Sirs,
Nachtwache Management Vermögensvenvaltungs GmbH & Co. KG, a limited partnership having its registered office at Klopstockstrasse 5, 65381 Wiesbaden. Germany (the “Subscriber”), represented by its general partner Rembrandt Nachtwache Verwaltungs GmbH, having its registered office at Klopstockstrasse 5, 65381 Wiesbaden, Germany hereby confirms its application for the allotment of:
> 5,067,925 (five million sixty seven thousand nine hundred twenty five) Class B preferred equity certificates, with a par value of EUR 1 (one) each (the “PECs B”) for an amount of EUR 5,067,925 (five million sixty seven thousand nine hundred twenty five Euros);
to be issued on or about the 9 September 2005 by GOLDSILVER S.A.R.L. (to be renamed Nightwatch Investments Sari), a private limited liability company, having its registered office at 5, Place du Theatre L-2613 Luxembourg (Grand Duchy of Luxembourg), registered with the Luxembourg Register of Commerce and Companies under number B. 103.553 and incorporated under the Luxembourg law pursuant to a deed dated on 4 October 2004 (the “Company”).
The total issue price for the PECs B amount,> to EUR 5,067.925 (five million sixty seven thousand nine hundred twenty five Euros).
The Subscriber confirms to have paid the issue price for the PECs B by a contribution in cash of a total amount of EUR 5,067,925 (five million sixty seven thousand nine hundred twenty five Euros).
Yours faithfully,
On behalf of Nachtwache Management Vermögensverwaltungs GmbH & Co. KG
/s/ Rembrandt Nachtwache Verwaltungs GmbH
Represented by its managing director with the right to represent alone Marc Strobel